FONAR

NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces Fiscal 2015 Year End Earnings

  23% Increase of Fiscal 2015 Diluted Net Income per Common Share available to Common Shareholders to $1.95, versus prior year
  15% Increase of Fiscal 2015 Net Income to $15.4 million, versus prior year
  5 % Increase of Fiscal 2015 Income from Operations to $12.9 million, versus prior year
  Increase of Fiscal 2015 net revenues to $69.1 million, versus prior year

MELVILLE, NEW YORK, September 14, 2015 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2015 results for the year ended June 30, 2015. The Company is known as the first Company to invent and manufacture an MRI (Magnetic Resonance) scanner. Leading the list of FONAR’s most recent patented inventions is its technology enabling UPRIGHT® full weight-bearing MRI imaging for the first time on all the gravity sensitive regions of the human anatomy, e.g. the spine, brain, hip, knee, ankle, foot, shoulder, and pelvis. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal fully weight-bearing UPRIGHT® position.

Financial Highlights

Net income increased 15% to $15.4 million for the fiscal year ended June 30, 2015. This compares with $13.4 million for the fiscal year ended June 30, 2014.

Income from operations increased 5% to $12.9 million for the fiscal year ended June 30, 2015. This compares with $12.3 million for the fiscal year ended June 30, 2014.

Basic net income per common share available to common shareholders increased 23% to $2.00 for the fiscal year ended June 30, 2015 as compared to $1.62 for the fiscal year ended June 30, 2014.

Diluted net income per common share available to common shareholders increased 23% to $1.95 for the fiscal year ended June 30, 2015 as compared to $1.58 for the fiscal year ended June 30, 2014.

Revenues increased to $69.1 million for the fiscal year ended June 30, 2015. This compares to $68.5 million for the fiscal year ended June 30, 2014.

FONAR

For the year ended June 30, 2015, the revenues from the management of the diagnostic imaging center segment, consisting of patient and management fee revenue, and less the provision for bad debt for patient revenue, was $57.6 million as compared to $56.4 million one year earlier.

At June 30, 2015, total assets were $76.5 million, as compared to $76.8 million one year earlier.

At June 30, 2015, total cash and cash equivalents were $9.4 million, as compared to $10.0 million one year earlier.

At June 30, 2015, total liabilities were $25.7 million, as compared to $30.9 million one year earlier.

At June 30, 2015, total current liabilities were $18.8 million, as compared to $20.9 million one year earlier.

Significant Events

On January 8, 2015, the Company purchased 20% of the Class A members ownership interest in Health Diagnostic Management, LLC., (HDM) for a cost of approximately $5.0 million. After this cash transaction, the Company’s ownership interest in HDM is 60.4%.

On May 1, 2015, the Company repaid a portion of the Class A Stockholders capital contribution of approximately $1.1 million. As a result, the Company’s subsidiary, HMCA, owns a 96% interest in Imperial Management Services.

Highlighted in a press release (www.fonar.com/news/050515.htm) earlier this year, a 94-page, seven chapter monograph entitled, “The Craniocervical Syndrome and MRI” was published by S. Karger, AG, (www.karger.com/Book/Home/261956). It examines the impact of rapid advances in MRI that are transforming the treatment of patients suffering from the craniocervical syndrome (CCS). It is written by leading international experts in the field to provide practitioners with a better understanding of the subtle anatomy and MRI appearances at the craniocervical junction, the junction of the human skull with the first two vertebra of the spine, the atlas vertebra (C-1), spine vertebra #1 and the axis vertebra (C-2), spine vertebra # 2 that provides the axis of rotation for the head. The Craniocervical Syndrome monograph compiles the symptoms and medical disabilities that result from common injuries to the head and neck, e.g. 1.2 million automobile whiplash injuries occurring annually in the U.S. Of particular importance, highlighted by the authors, is the newly discovered physiologic importance of the dynamic role of the cerebrospinal fluid (CSF) circulation throughout the brain and spinal column, which is circulating from the brain to the bottom of the spine at the rate of 32 quarts per day. With the advent of FONAR’s new technology for capturing realtime video visualization (“movies”) of the CSF as it moves in and out of the UPRIGHT® brain, the widespread pressure of the obstructions to the CSF flow in and out of the brain as a result of trauma injuries to the neck, is now believed by FONAR and scientists working in collaboration with FONAR to be playing a major role in the genesis of the neurodegenerative diseases such as Alzheimer’s, Childhood Autism, Parkinson’s, Multiple Sclerosis and Amyotrophic Lateral Sclerosis (ALS). It directs attention to the revolutionary importance of FONAR’s new UPRIGHT® MRI imaging technology and the prospect of significantly relieving the suffering of the millions of patients afflicted with these disorders.

FONAR

Management Discussion

Raymond V. Damadian, M.D., president and chairman of Fonar Corporation, said, “the Company has prospered significantly over the past few years as evidenced by recent increases in diluted earnings per share of 23% in fiscal 2015, 18% in fiscal 2014 and 47% in fiscal 2013. Specifically, for fiscal 2015, our diluted net income per common share, available to common shareholders, increased 23% to $1.95 versus fiscal 2014. For fiscal 2014, diluted net income per common share, available to common shareholders, increased 18% to $1.58 versus fiscal 2013. For fiscal 2013, diluted net income per common share, available to common shareholders, increased 47% to $1.34 versus fiscal 2012 when it was $0.91.”

“Revenue growth continues as the Company purchases more of the ownership interests of our minority partners. HMCA, LLC, may be expected to expand with more diagnostic imaging centers. Scan volume is steadily increasing at our current 24 imaging centers as the medical community learns firsthand from the improved outcomes of their patients of the unique diagnostic benefits of the FONAR UPRIGHT® Multi-Position™ fully weight-loaded MRI. We also continue to sell the FONAR UPRIGHT® Multi-Position MRI to new customers,” said Dr. Damadian.

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s stellar product is the FONAR UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2015	2014
Current Assets:
Cash and cash equivalents	$9,448,798	$9,951,736
Accounts receivable – net of allowances for doubtful accounts of $362,362 and $257,362 at June 30, 2015 and 2014, respectively	3,790,981	4,450,125
Medical receivables –net of allowances for doubtful accounts of $25,688,000 and $12,917,751 at June 30, 2015 and 2014, respectively	9,082,319	8,807,856
Management and other fees receivable – net of allowances for doubtful accounts of $13,271,651 and $10,901,619 at June 30, 2015 and 2014, respectively	14,057,962	11,970,388
Management and other fees receivable – related medical practices – net of allowances for doubtful accounts of $403,047 at June 30, 2015 and 2014	3,507,204	3,426,982
Costs and estimated earnings in excess of billings on uncompleted contracts	681,660	759,809
Inventories	2,191,849	2,443,536
Prepaid expenses and other current assets	860,040	1,011,358

Total Current Assets	43,620,813	42,821,790
Deferred income tax asset	8,423,306	5,740,287
Property and Equipment – Net	12,901,195	15,029,729
Goodwill	1,767,098	1,767,098
Other Intangible Assets – Net	8,950,160	10,508,843
Other Assets	829,505	922,096
Total Assets	$76,492,077	$76,789,843

FONAR

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2015	2014
Current Liabilities:
Current portion of long-term debt and capital leases	$2,490,146	$2,890,816
Accounts payable	1,782,442	2,481,997
Other current liabilities	8,252,633	8,750,286
Unearned revenue on service contracts	4,187,401	4,730,962
Customer deposits	1,937,813	1,926,813
Billings in excess of costs and estimated earnings on uncompleted contracts	142,217	142,217
Total Current Liabilities	18,792,652	20,923,091
Long-Term Liabilities:
Deferred income tax liability	510,492	583,990
Due to related medical practices	236,920	234,581
Long-term debt and capital leases, less current portion	5,699,302	8,481,830
Other liabilities	469,198	659,759
Total Long-Term Liabilities	6,915,912	9,960,160
Total Liabilities	25,708,564	30,883,251

FONAR

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS' EQUITY

	June 30,
	2015	2014
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2015 and 2014, 313,438 issued and outstanding at June 30, 2015 and 2014	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2015 and 2014, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2015 and 2014, 6,062,483 and 6,057,483 issued at June 30, 2015 and 2014, respectively; 6,050,840 and 6,045,840 outstanding at June 30, 2015 and 2014, respectively	607	606
Class B common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2015 and 2014, 146 issued and outstanding at June 30, 2015 and 2014	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2015 and 2014, 382,513 issued and outstanding at June 30, 2015 and 2014	38	38
Paid-in capital in excess of par value	175,447,586	175,284,437
Accumulated deficit	(136,348,635)	(149,259,286)
Notes receivable from employee stockholders	(31,495)	(38,828)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2015 and 2014	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	38,392,742	25,311,608
Noncontrolling interests	12,390,771	20,594,984
Total Stockholders' Equity	50,783,513	45,906,592
Total Liabilities and Stockholders' Equity	$76,492,077	$76,789,843

FONAR

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
Revenues	2015	2014
Product sales – net	$1,820,979	$1,877,932
Service and repair fees – net	9,549,316	10,082,631
Service and repair fees – related parties – net	110,000	110,000
Patient fee revenue, net of contractual allowances and discounts	28,153,598	24,307,192
Provision for bad debts for patient fee	(12,770,249)	(10,333,082)
Management and other fees – net	34,805,627	34,839,969
Management and other fees – related medical practices – net	7,381,725	7,620,835
Total Revenues – Net	69,050,996	68,505,477
Costs and Expenses
Costs related to product sales	1,882,230	1,067,120
Costs related to service and repair fees	2,189,373	2,496,985
Costs related to service and repair fees – related parties	25,220	27,242
Costs related to patient fee revenue	7,939,524	7,670,484
Costs related to management and other fees	20,970,116	20,851,065
Costs related to management and other fees – related medical practices	5,397,818	5,134,553
Research and development	1,812,398	1,760,821
Selling, general and administrative, inclusive of compensatory element of stock issuances of $53,200 and $223,000 for the years ended June 30, 2015 and 2014, respectively	13,459,408	15,388,239
Provision for bad debts	2,475,032	1,806,299
Total Costs and Expenses	56,151,119	56,202,808
Income from Operations	12,899,877	12,302,669
Other Income and (Expenses):
Interest expense	(702,095)	(884,541)
Investment income	225,270	238,928
Other income (expense) – net	394,810	(608,599)
Income before benefit for income taxes and noncontrolling interests	12,817,862	11,048,457
Benefit for Income Taxes	2,612,521	2,348,312
Net Income	$15,430,383	$13,396,769
Net Income – Noncontrolling Interests	(2,519,732)	(3,000,639)
Net Income – Controlling Interests	$12,910,651	$10,396,130

FONAR

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2015	2014
Net Income Available to Common Stockholders	$12,071,670	$9,720,030
Net Income Available to Class A Non-Voting Preferred Stockholders	$625,309	$503,911
Net Income Available to Class C Common Stockholders	$213,672	$172,189
Basic Net Income Per Common Share Available to Common Stockholders	$2.00	$1.62
Diluted Net Income Per Common Share Available to Common Stockholders	$1.95	$1.58
Basic and Diluted Income Per Share – Common C	$0.56	$0.45
Weighted Average Basic Shares Outstanding – Common Stockholder	6,050,632	6,009,822
Weighted Average Diluted Shares Outstanding – Common Stockholder	6,178,136	6,137,326
Weighted Average Basic Shares Outstanding – Class C Common	382,513	382,513
Weighted Average Diluted Shares Outstanding – Class C Common	382,513	382,513

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